Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No 333-288227) of Ladder Capital Corp,
(2) Registration Statement (Form S-3 No. 333-205775) of Ladder Capital Corp,
(2) Registration Statement (Form S-3 No. 333-270677) of Ladder Capital Corp, and
(3) Registration Statement (Form S-8 No. 333-272504) pertaining to the 2023 Omnibus Incentive Plan of Ladder Capital Corp;

of our reports dated February 9, 2026, with respect to the consolidated financial statements of Ladder Capital Corp and the effectiveness of internal control over financial reporting of Ladder Capital Corp included in this Annual Report (Form 10-K) of Ladder Capital Corp for the year ended December 31, 2025.

/s/ Ernst & Young LLP
New York, New York
February 9, 2026